UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: October 29, 2012

BILLMYPARENTS, INC.
A Colorado Corporation
(Exact name of registrant as specified in its charter)

COLORADO	000-27145	33-0756798
(State or other jurisdiction of incorporation or organization)	Commission file number	(IRS Employer Identification No.)

6190 Cornerstone Court, Suite 216
San Diego California 92121
(Address of principal executive offices)

(858) 677-0080
(Registrant’s telephone number)

(Former name, former address and former fiscal year,
if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective as of October 29, 2012, Ka Cheong Christopher Leong (“Dr. Leong”) has joined the Board of Directors (the “Board”) of BillMyParents, Inc., a Colorado corporation (the “Company”).  Dr. Leong is a co-founder and the President of Transpac Capital, a venture capital firm based in Singapore.  Transpac was formed in 1989 through the amalgamation of Techno-Ventures Hong Kong, which Dr. Leong co-founded in 1986, and Transtech Capital Management of Singapore, both pioneers of venture capital in their respective countries.  Prior to his venture capital career, Dr. Leong was the CEO of Amoy Canning Corporation Limited, a food and packaging conglomerate listed on the stock exchange of Hong Kong.  Prior to his industrial career, Dr. Leong was a Senior Scientist at American Science and Engineering in Cambridge, MA.  Dr. Leong has been a chairman of the Hong Kong Venture Capital Association, and is one of the founding inductees to the Singapore Venture Capital Hall of Fame in 2010 for his pioneering work in venture capital.  Dr. Leong obtained a BS and a PhD degree from Massachusetts Institute of Technology, Cambridge, MA.

In connection with Dr. Leong’s appointment to the Board, the Company agreed to grant Dr. Leong warrants to purchase up to 2,000,000 shares of common stock at an exercise price of $0.69 per share and having a term of 5 years.  The warrants will vest monthly over a period of 36 months provided Dr. Leong continues to serve on the Board.  (This summary of the terms of the warrant agreement is qualified in its entirety by reference to the form of warrant agreement which is filed as an exhibit to this current report.)

Item 9.01

Financial Statements and Exhibits

(c)

Exhibits.

Exhibit	Description

10.76	Warrant Agreement between Dr. Leong and BillMyParents, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BILLMYPARENTS, INC.

Dated: October 29, 2012	By: /s/ Jonathan Shultz
Name: Jonathan Shultz
Title: Jonathan Shultz